FOR IMMEDIATE RELEASE	Contact: Mike Ogburn
(502) 636-4415, office
(502) 262-0224, cellular
mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS FIRST QUARTER RESULTS

LOUISVILLE, Ky. (May 6, 2003) – Churchill Downs Incorporated (Nasdaq: CHDN) (“CDI”or “the Company”) today reported a loss for the first quarter ended March 31, 2003, that was better than guidance previously provided by the Company.

         Net revenues were $33.8 million, up 9.0 percent compared with $31.0 million for the same period of the prior year. CDI reported a net loss of $11.5 million, or 87 cents per share, compared with a net loss of $12.0 million, or 92 cents per share, in the first quarter of 2002.

         The decrease in net loss year-over-year was a function primarily of lower interest expense, ongoing cost containment, and increased revenues from Arlington Park as a result of a favorable Illinois regulatory decision concerning simulcasting. These gains were partially offset by the impact of the Illinois harness racing strike and a reduction in the riverboat subsidy at Hoosier Park. CDI historically does not generate a profit for the first quarter because it conducts very few live racing events at any of its racetracks during the period.

         Thomas H. Meeker, CDI's president and chief executive officer, said, "While regulatory decisions had an impact on our business, our racing calendar remains the greatest single influence on our first quarter financial results. With the absence of significant live racing events and revenues during this period, we continued to focus on `best practices' efforts in expense management to curtail our loss for the quarter.

         "We expect two key developments during the first quarter to deliver ongoing returns in the quarters ahead," continued Meeker. "Phase I of our Master Plan reached partial completion, which allowed us to provide and fill the new fourth-floor Jockey Club luxury suites above the grandstand for the Kentucky Derby weekend. This phase will be completed later in the year and offer a total of 64 suites on three floors, as well as meeting rooms and banquet facilities that will enable us to provide premium accommodations while maximizing the use of our facility. In addition, during the quarter we laid the groundwork for a refinancing completed in April that will offer us ready access to capital at competitive rates."

         Meeker added, "Looking ahead, we are pleased with the results of the Kentucky Derby weekend that included a 13.8-percent increase in total wagering on the 12-race Derby card on Saturday and a 8.2-percent increase in total wagering on the Kentucky Oaks 11-race card on Friday. The $140 million wagered on Derby Day set a new North American record for wagering on a single race day event. While five of our six tracks will run during the second quarter, it is too early in our racing season to support a definitive operating forecast.

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         "At present, we anticipate earnings for the second quarter will range from $2.00 to $2.07 per diluted share. That range exceeds the $1.73 per diluted share earned in the year-earlier period and is largely a result of the shift of Arlington Park's 2003 racing calendar from the fourth quarter to the second quarter, which will add 19 days of racing in the second quarter of 2003 versus the same period in 2002. Our guidance for earnings for the full year remains at approximately $1.80 per diluted share, compared to $1.57 per share in 2002 after the asset impairment loss at Ellis Park that reduced earnings by $0.21."

         A conference call regarding this release is scheduled for Wednesday, May 7, at 9 a.m. (EDT). Investors and other interested parties may listen to the teleconference by accessing the online, real-time Web cast and broadcast of the call at www.churchilldownsincorporated.com or www.companyboardroom.com, or by calling (913) 981-5508 at least 10 minutes before the appointed time. The online replay will be available at approximately noon (EDT) and continue for two weeks. An eight-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 234401 when prompted for the access code.

         In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), the Company has provided a non-GAAP measurement, which presents a financial measure of Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"). CDI uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. The Company believes the use of this measure enables management and investors to evaluate and compare, from period to period, CDI's operating performance in a meaningful and consistent manner. This non-GAAP measurement is not intended to replace the presentation of CDI's financial results in accordance with GAAP.

         Churchill Downs Incorporated ("CDI"), headquartered in Louisville, Ky., owns and operates world-renowned horseracing venues throughout the United States. The Company's racetracks in California, Florida, Illinois, Indiana and Kentucky host 115 graded-stakes events and many of North America's most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders' Cup World Thoroughbred Championships - more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI's network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

         This news release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "should," "will," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from war and terrorist activities or political uncertainties; the impact of increasing insurance costs; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; the economic environment; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS
for the three months ended March 31,
(Unaudited)
(In thousands, except per share data)

	2003	2002

Net revenues	$ 33,789	$ 30,972
Operating expenses	43,542	39,729

Gross loss	(9,753)	(8,757)

Selling, general and administrative expenses	8,108	8,396

Operating loss	(17,861)	(17,153)

Other income (expense):
Interest income	62	81
Interest expense	(1,827)	(2,652)
Miscellaneous, net	402	(169)
	(1,363)	(2,740)

Loss before income tax benefit	(19,224)	(19,893)

Income tax benefit	7,728	7,858

Net loss	$(11,496)	$(12,035)

Basic and diluted net loss per common share	$(0.87)	$(0.92)

Basic and diluted weighted average shares outstanding	13,159	13,105

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
for the three months ended March 31,
(Unaudited)
(In thousands)

	2003	2002
Net Revenues:
Kentucky Operations	$ 4,898	$ 5,596
Hollywood Park	4,973	5,032
Calder Race Course	1,380	1,254
Arlington Park	11,989	6,119
Hoosier Park	9,434	12,036
CDSN	843	697
Total racing operations	33,517	30,734
Other investments	672	531
Corporate revenues	283	438
Eliminations	(683)	(731)
	$ 33,789	$ 30,972
EBITDA:
Kentucky Operations	$ (5,147)	$ (5,211)
Hollywood Park	(2,215)	(2,217)
Calder Race Course	(2,667)	(3,075)
Arlington Park	(1,469)	(2,261)
Hoosier Park	674	1,990
CDSN	219	263
Total racing operations	(10,605)	(10,511)
Other investments	35	(332)
Corporate expenses	(1,827)	(1,604)
Eliminations	-	(60)
	$(12,397)	$(12,507)
Operating income (loss):

Kentucky Operations	$ (6,769)	$ (6,671)
Hollywood Park	(3,637)	(3,578)
Calder Race Course	(3,262)	(3,647)
Arlington Park	(2,253)	(2,920)
Hoosier Park	276	1,607
CDSN	219	263
Total racing operations	(15,426)	(14,946)
Other investments	(656)	(592)
Corporate expenses	(1,798)	(1,577)
Eliminations	19	(38)
	$(17,861)	$(17,153)

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
for the three months ended March 31,
(Unaudited)
(in thousands)

The following table is a reconciliation of our non-GAAP financial measure of EBITDA to the accompanying financial statements:

	Three Months Ended March 31,
	2003	2002
Total EBITDA	$(12,397)	$(12,507)
Depreciation and amortization	(5,062)	(4,815)
Interest income (expense), net	(1,765)	(2,571)
Loss before income tax benefit	$(19,224)	$(19,893)

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CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,	March 31,
	2003	2002	2002
ASSETS	(unaudited)		(unaudited)
Current assests:
Cash and cash equivalents	$ 11,084	$ 14,662	$ 13,828
Restricted cash	629	3,247	1,340
Accounts receivable, net	17,435	34,435	13,889
Deferred income taxes	2,513	2,159	2,288
Other current assets	16,834	5,988	13,900
Total current assets	48,495	60,491	45,245

Other assets	10,707	10,606	12,320
Plant and equipment, net	343,910	338,381	339,804
Goodwill, net	52,239	52,239	52,239
Othe intangible assets, net	7,404	7,495	7,769
	$462,755	$469,212	$457,377
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,296	$ 31,189	$ 28,250
Accrued expenses	27,609	31,782	28,270
Dividends payable	-	6,578	-
Income taxes payable	-	727	-
Deferred revenue	28,579	14,876	23,817
Long-term debt, current portion	513	508	524
Total current liabilities	83,997	85,660	80,861

Long-term debt, due after one year	127,646	122,840	142,748
Other liabilities	12,997	12,603	12,241
Deferred income taxes	14,822	13,112	15,124
Total Liabilities	239,462	234,215	250,974

Commitments and contingencies	-	-	-
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-	-
Common stock, no par value; 50,000 shares
authorized; issued: 13,168 shares March 31,
2003, 13,157 shares December 31, 2002, and
13,115 shares March 31, 2002	126,302	126,043	125,132
Retained earnings	97,745	109,241	82,815
Accumulated other comprehensive loss	(754)	(222)	(1,479)
Note receivable for common stock	-	(65)	(65)
	223,293	234,997	206,403
	$462,755	$469,212	$457,377

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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